Exhibit 99.1

Fourth Quarter 2011 Results and Earnings Conference Call

PALM BEACH GARDENS, FL (March 23, 2012) – Aurora Diagnostics Holdings, LLC will hold a conference call to review its 2011 fourth quarter and annual results on Tuesday, March 27, 2012, at 10:00 a.m. Eastern Time. The call may be accessed by dialing (877) 561-2748 for U.S. callers or (720) 545-0044 for international callers. Please reference conference ID# 60493247.

The Company will provide a live internet webcast of the conference call, as well as an archived replay, all of which can be accessed from the Company’s Investor Relations page at www.auroradx.com. In addition, a telephonic replay of the conference call will be available through midnight on Tuesday, April 10, 2012 and can be accessed by dialing (855) 859-2056 (toll free) or (404) 537-3406. Please reference conference ID# 60493247.

The Company’s 2011 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Friday, March 23, 2012, is available on the Company’s website. Additional information on the Company’s financial results is provided in the following pages.

Condensed Consolidated Statements of Operations

Three Months Ended December 31, 2011 and 2010

Unaudited

(in thousands)

	September 30,	September 30,
	Three Months Ended
	December 31,
	2011	2010

Net revenue	$74,241	$56,170

Operating costs and expenses:
Cost of services	33,929	26,319
Selling, general and administrative expenses	17,004	13,137
Provision for doubtful accounts	4,955	3,232
Intangible asset amortization expense	5,824	4,910
Management fees	753	566
Acquisition and business development costs	170	268
Change in fair value of contingent consideration	5,000	(1,121)

Total operating costs and expenses	67,635	47,311

(Loss) income from operations	6,606	8,859

Other income (expense):
Interest expense	(7,913)	(5,005)
Write-off of deferred debt issue costs	—	(4,732)
Other income (expense)	9	1

Total other expense, net	(7,904)	(9,736)

Loss before income taxes	(1,298)	(877)

Provision (benefit) for income taxes	930	(465)

Net loss	$(2,228)	$(412)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude unusual items and other cash or non-cash adjustments. We believe that disclosing Adjusted EBITDA provides additional information to investors, enhancing their understanding of our financial performance and providing them an important financial metric used to evaluate performance in the health care industry. Our amended senior secured credit facility contains financial covenants measured against Adjusted EBITDA. Our definition and calculation of Adjusted EBITDA for use in this report is consistent with the definition and calculation contained in our amended senior secured credit facility and the indenture governing our Senior Notes.

Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent period or any complete fiscal year.

Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as a substitute for measures of our financial performance as determined in accordance with GAAP, such as net income and operating income. Because other companies may calculate Adjusted EBITDA differently than we do, Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA has other limitations as an analytical tool when compared to the use of net income, which we believe is the most directly comparable GAAP financial measure, including:

•	Adjusted EBITDA does not reflect the provision of income tax expense in our various jurisdictions;

•	Adjusted EBITDA does not reflect the interest expense we incur;

•	Adjusted EBITDA does not reflect any attribution of costs to our operations related to our investments and capital expenditures through depreciation and amortization charges;

•	Adjusted EBITDA does not reflect the cost of compensation we provide to our employees in the form of stock option awards; and

•	Adjusted EBITDA excludes expenses that we believe are unusual or non-recurring, but which others may believe are normal expenses for the operation of a business.

The following is a reconciliation of net loss to Adjusted EBITDA (in thousands):

	September 30,	September 30,
	(Unaudited)
	Three Months Ended
	December 31,
	2011	2010

Net loss	$(2,228)	$(412)
Interest expense, net	7,913	5,005
Income tax provision	930	(465)
Depreciation and amortization	6,982	5,793

EBITDA	13,597	9,921

Management fees (A)	753	566
Equity-based compensation	374	—
Change in fair value of contingent consideration (B)	5,000	(1,121)
Unusual or non-recurring charges (C)(D)	170	5,000
Other	(9)	—

Adjusted EBITDA, as defined (E)	$19,885	$14,366

(A)	In accordance with our amended senior secured credit facility and the indenture governing our Senior Notes, management fees payable to affiliates are excluded from Adjusted EBITDA.

(B)

We recorded a $5.0 million non-cash charges and $1.1 million non-cash reduction in expenses for the three months ended December 31, 2011 and 2010, respectively, related to changes in the estimated fair value of contingent consideration issued in connection with our acquisitions completed after January 1, 2009. These amounts relate to changes from the previous estimate of the fair value, including changes in numerous variables such as the discount rate, remaining pay out period and the projected performance for each acquisition.

(C)

Net loss for the three months ended December 31, 2010 reflects a $4.7 million write-off of deferred debt issue costs related to our issuance of $200.0 million of Senior Notes and the associated repayment of a portion of our Term Loan.

(D)

Unusual charges also include add-backs for the impairment of goodwill and other intangible assets, the write-off of public offering costs, the equity based compensation charge and acquisition and business development costs as reported in our consolidated statements of operations.

(E)

Adjusted EBITDA for the quarter ended December 31, 2011 does not reflect adjustments to add back approximately $0.3 million of severance and other charges as prescribed by our amended senior secured credit facility and the indenture governing the senior notes.

Adjusted EBITDA for the quarter ended December 31, 2010 excludes the results of operations of acquisitions completed in 2010 prior to their acquisition date. For purposes of calculating compliance ratios for our amended senior secured credit facility for the quarter ended December 31, 2010 Adjusted EBITDA included approximately $4.1 million of additional Adjusted EBITDA related to operations of our 2010 acquisitions and the 2011 acquisitions completed on January 1, 2011 as if they were acquired on January 1, 2010.

About Aurora Diagnostics

Aurora Diagnostics is a specialized laboratory company focused on anatomic pathology. By partnering with medical professionals, Aurora Diagnostics provides the highest quality diagnostics and testing information for the patients of its primary referral sources, dermatologists, gastroenterologist, urologists, OBGYN and general surgeons.

For additional information regarding the Company and the services it provides, visit the Company’s website located at http://www.auroradx.com.

Investor Relations Contact

For questions and inquiries regarding the foregoing, please contact Gregory A. Marsh, Executive Vice President and Chief Financial Officer, at gmarsh@auroradx.com.